Filed pursuant to Rule 433
Registration Statement:
333-184526
333-184526-01

Sasol Financing International Plc

Pricing Term Sheet

November 6, 2012

Issuer:	Sasol Financing International Plc
Guarantor	Sasol Limited
Principal Amount:	$1,000,000,000
Maturity:	November 14, 2022
Coupon:	4.500%
Price to Public:	99.048% of principal amount
Yield to Maturity:	4.620%
Benchmark Treasury:	UST 1.625% August 2022
Spread to Benchmark Treasury:	+287.5 basis points
Benchmark Treasury Yield:	98.29+ / 1.745%
Interest Payment Dates:	May 14 and November 14, commencing May 14, 2013
Change of Control Put:	101%
Redemption Provisions:	Make-whole call and Tax
Make-whole Call:	At any time at a discount rate of Treasury plus 50 basis points
Tax Redemption:	100%
Trade Date:	November 6, 2012
Settlement:	November 14, 2012 (T+5)
CUSIP / ISIN:	803865 AA2 / US803865AA25
Expected Security Ratings:	Baa1 (Moody’s) / BBB (S&P)
Joint Bookrunners:	Barclays Bank PLC ($333,334,000)
HSBC Bank plc ($333,333,000)
J.P. Morgan Securities plc ($333,333,000)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Certain of the underwriters are not U.S. registered broker-dealers, and, therefore, will not effect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by regulations of the Financial Industry Regulatory Authority, Inc.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; or by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049; or by calling J.P. Morgan Securities LLC toll-free at 1-800-245-8812.